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                                                                   EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made and entered into this 20th day of February, 1996, the Effective Date, by and between Electronic Transmission Corporation, a Texas corporation ("ETC"), and Marsha D. Wilcox ("Ms. Wilcox").

         ETC desires to employ Ms. Wilcox as its EDI Analyst and Ms. Wilcox desires to accept such employment with ETC, all on the following terms and subject to the following conditions.

         NOW, THEREFORE, ETC and Ms. Wilcox hereby agree as follows.

         1. Employment. ETC hereby employs Ms. Wilcox, and Ms. Wilcox hereby accepts employment by ETC, for the term and compensation and subject to the terms and conditions hereinafter set forth.

         2. Duties of Ms. Wilcox. Ms. Wilcox shall serve in the capacity of EDI Analyst. In that capacity, Ms. Wilcox shall have responsibility for developing new business. Ms. Wilcox shall not make any agreements, representations, or performance guarantees, or execute or agree to any instruments or contracts, on behalf of ETC or any of its subsidiaries or affiliates without prior consent of ETC's chief executive officer or Board of Directors. During the term of this Agreement, Ms. Wilcox shall devote her entire business time and efforts to the performance of the duties and responsibilities contained in this Agreement.

         3. Compensation. As compensation for her services rendered to ETC in the capacities set forth above, ETC shall pay Ms. Wilcox at the rate of forty thousand dollars ($40,000) per year from February 20 to February 29, 1996. From March 1 through March 31, 1996 she will be paid at a rate of sixty thousand dollars ($60,000) per year. From April 1 through April 30, 1996 she will be paid at a rate of forty thousand dollars ($40,000) per year. On May 1, 1996, ETC will review her performance for a possible increase in compensation. ETC shall pay to Ms. Wilcox a commission for each calendar month during the term hereof equal to seven percent (7%) of the gross of revenue realized by ETC from new accounts credited to Ms. Wilcox during such calendar month, calculated as follows.

         Gross income realized by ETC and credited to Ms. Wilcox shall be calculated for each calendar month during the term hereof by (i) determining the gross income received by ETC in immediately available funds during such calendar month from commissions, administrative and other fees, fees for editing and transmitting claims, and other direct sources, from new accounts credited to Ms. Wilcox, and (ii)subtracting any third party subcontractor or consultant or other third party expenses incurred by ETC with respect to such new accounts during such calendar
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Employment Agreement Between ETC and Marsha D. Wilcox Page 2


month. The percentages specified above of the gross income so calculated for each calendar month during the term hereof, less any authorized deductions, shall be paid to Ms. Wilcox in the next calendar month. There shall be no carry-over from one month to the next of any negative net income. Commissions shall continue for the life of the new accounts unless this agreement is terminated. In that event, commissions shall be paid on the new accounts for one year after termination of this agreement. Should this agreement be terminated without cause by ETC, the liquidated damages shall be payment of commissions to Ms. Wilcox for the remainder of the term of this agreement and for one year thereafter.

         Ms. Wilcox shall additionally receive the option to purchase up to 30,000 shares of ETC stock at a price of one dollar ($1.00) per one thousand (1,000) shares, to be exercised at the rate of 10,000 on February 20, 1997, 10,000 on February 20, 1998, and 10,000 on February 20, 1999. Ms. Wilcox must be an employee of ETC or its successor company on the aforementioned dates to exercise this option.

         Ms. Wilcox is also granted an option to purchase 25,000 shares of post-merger ETC stock at the rate of $1.25 per share. This option will expire one year after the effective date of this agreement or thirty days after the aforementioned stock reaches a trade price of $3.00 per share, whichever is sooner.

         4. Benefits. During the term hereof, Ms. Wilcox shall be entitled to medical insurance programs provided by ETC on the same basis as other ETC employees.

         5. Reimbursement of Expenses. ETC shall reimburse Ms. Wilcox for all pre-approved travel and other expenses actually incurred by her in connection with ETC business, provided that such expenses are reasonable and are in accordance with ETC policies. Such reimbursement shall be made to Ms. Wilcox upon appropriate documentation of such expenditures in accordance with ETC policies.

         6. Term. The term of this Agreement shall be for the period commencing on February 20, 1996, and ending on December 31, 1999, subject to earlier termination as provided in Section 7. The term of this Agreement may be extended beyond December 31, 1999, by mutual consent of ETC and Ms. Wilcox.

         7. Termination. This Agreement and Ms. Wilcox's employment hereunder shall terminate in the event of Ms. Wilcox's death or if Ms. Wilcox becomes permanently disabled as determined by the ETC Board of Directors. This Agreement and Ms. Wilcox's employment hereunder may be terminated by ETC "for cause" at any time the ETC Board of Directors determines, in the exercise of its good faith judgment, that Ms. Wilcox has engaged in gross malfeasance or willful misconduct in performing her duties hereunder and that her continued employment by ETC no longer is in the best interests of ETC.

         8. Non-Disclosure of Information and Trade Secrets. During her employment hereunder
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Employment Agreement Between ETC and Marsha D. Wilcox Page 3


and thereafter, Ms. Wilcox will not disclose to any person or entity not directly connected with ETC, or use for her own benefit, any of the trade secrets, financial information, systems, records, or business methods of ETC or its subsidiaries or affiliates, or any of the business relationships between ETC or its subsidiaries or affiliates and any of their business partners or customers, unless such disclosure shall be in direct connection with or a part of Ms. Wilcox's performance of her duties hereunder.

         9. Notices. All notices hereunder shall be in writing and delivered personally or sent by U.S. Mail or recognized courier service, addressed as follows or to such other address for itself as any party may specify hereunder:

         If to ETC:               Electronic Transmission Corporation
                                  5025 Arapaho, Suite 515
                                  Dallas, Texas 75248

                                  Attention: Mr. L. Cade Havard,
                                             Chief Executive Officer

         If to Ms. Wilcox:        Ms. Marsha D. Wilcox
                                  2210 Knoll Ridge Drive
                                  Corinth, Texas 76205

         10. Entire Agreement, Counterparts, Governing Law. This Agreement expresses the complete understanding of the parties with respect to the subject matter hereof, superseding all prior or contemporaneous understandings, arrangements, or agreements of the parties, and may be amended, supplemented, or waived in whole or in part only by an instrument in writing executed by the parties hereto. No party may assign this Agreement or its rights or obligations hereunder without the written consent of all other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors, and assigns. The headings herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, and by the parties in separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its duly authorized representatives, on and effective as of the Effective Date.
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Employment Agreement Between ETC and Marsha D. Wilcox Page 4




                  ELECTRONIC TRANSMISSION CORPORATION

                  By: /s/ L. Cade Havard
                     ---------------------------------------------
                          L. Cade Havard
                          Chairman and Chief Executive Officer

                  MS. WILCOX

                  By: /s/ Marsha D. Wilcox
                     ---------------------------------------------
                          Marsha D. Wilcox